Exhibit 23.5

SLR International Corporation

1658 Cole Blvd, Suite 100

Lakewood, Colorado 80401

Consent of SLR International Corporation

In connection with the Paramount Gold Nevada Corp. Current Report on Form 8-K (the “Form 8-K”), the undersigned consents to:

i.

the filing of the technical report summary titled “Technical Report Summary on the Grassy Mountain Project, Oregon, U.S.A.” (the “TRS”), with an effective date of June 30, 2022, as an exhibit to and referenced in the Form 8-K;

ii.

the incorporation by reference of the TRS in the annual report on Form 10-K for Paramount Gold Nevada Corp. for the fiscal year ended June 30, 2022 (the “Form 10-K”), and in the Registration Statements on Form S-3 (333-238803) and Form S-8 (No. 333-205024 and No. 333-262857) (the “Registration Statements”);

iii.	the use of and references to our name in connection with the TRS, Form 8-K, Form 10-K and the Registration Statements; and

iv.

the information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 8-K, Form 10-K and the Registration Statements.

SLR International Corporation is responsible for authoring, and this consent pertains to, the following Sections of the TRS: 1.1, 1.19, 1.23.1.4, 1.24.3, 2.3, 2.4, 3.4, 3.5, 9.3, 17, 22.11, 22.16.1.4, 23.3, 25, 25.3, 25.4, and 25.5.

Dated October 6, 2022

/s/ Jeremy Scott Collyard

Jeremy Scott Collyard, PMP, MMSA QP

SLR International Corporation